Exhibit 5.1

May 4, 2012

Deyu Agriculture Corp.

Tower A, Century Centre, Room 808

8 North Star Road

Beijing, The People’s Republic of China

Ladies and Gentlemen:

We have acted as Nevada counsel to Deyu Agriculture Corp., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-1 dated May 4, 2012 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration and sale of up to 250,000 shares of common stock of the Company, par value $0.001 (the “Shares”), which were previously issued by the Company to Expert Venture Limited, the selling stockholder under the Registration Statement, on April 27, 2010 pursuant to a Share Exchange Agreement dated April 27, 2010 (the “Exchange Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, and the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance, and are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours, /s/ Burton, Bartlett & Glogovac Burton, Bartlett & Glogovac